Exhibit 23.2
CONSENT OF INDEPENDENT AUDIT FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement (No. 333-158111) on Form S-11 of our reports as follows: the first of which is dated March 12, 2010, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2009, for Lacombe Medical Office Building; the second of which is dated April 7, 2010, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2009, for Center for Neurosurgery and Spine; the third of which is dated April 23, 2010, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2009, for the Parkway Medical Center; the fourth of which is dated April 29, 2010, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2009, for Highlands Ranch Medical Pavilion; the fifth of which is dated July 30, 2010, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2009, for St. Vincent Medical Office Building; the sixth of which is dated September 17, 2010, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2009, for Pocatello East Medical Office Building; and the seventh of which is dated October 26, 2010, with respect to the Consolidated Balance Sheets of Landmark Holdings of Missouri, LLC and subsidiaries as of December 31, 2008 and 2009, and the related Consolidated Statements of Operations, Members’ Deficit and Cash Flows for each of the three years in the period ended December 31, 2009. We further consent to the reference to us under the heading “Experts” in the prospectus.
/s/  KMJ Corbin & Company LLP
KMJ Corbin & Company LLP
Costa Mesa, California
December 1, 2010